Exhibit 4.9

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND ANY SHARES OF STOCK ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND ANY SHARES OF STOCK ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR THE DELIVERY OF AN OPINION OF COUNSEL (SELECTED BY THE HOLDER) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Convertible Promissory Note
Note Date: _________

“________ Note”                                  $Amount US

This Convertible Promissory Note (this "Note"), dated as of ________ has been entered into by and between Medical Care Technologies Inc., a corporation (the "Company" or “Borrower”), and the registered holder or lender hereof, ___________________ (hereinafter referred to as “NoteHolder” or “Lender”) or such holder's predecessor-in-interest.

1. Terms. For value received, the Company hereby absolutely and unconditionally promises to pay to the order of _____________________ (the "Lender"), ON DEMAND AT ANY TIME AFTER ______________ (the “Maturity Date”), the principal amount of Amount in Dollars ($________) and interest on the whole amount of said principal sum outstanding and remaining from time to time unpaid, commencing from the date hereof and continuing until payment in full of this Note or Conversion as hereinafter provided, at an annual rate equal to six percent (6%). Interest shall be payable upon demand at any time after DATE or upon conversion pursuant to Section 2 hereunder. Interest shall be computed on the basis of the actual number of days elapsed divided by 365. Principal and interest shall be payable in lawful money of the United States of America, at the principal place of business of the Lender or at such other place as the Lender may have designated from time to time in writing to the Company.

2. Conversion.

                2.1 The Holder shall have the right from time to time, and at any time during the period beginning 1 day following the date of this Note and ending on the later of: (i) the Maturity Date and (ii) the date of payment of the Default Amount pursuant to Section 4, each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock on the date of the Note., or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”) provided, however that in no event shall the Holder be entitled to convert any portion of this Note of which the number of shares of Common Stock issuable upon the conversion of the portion of this Note, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.

2.2For purposes of this Note, the Conversion Price shall mean a discount of 38.5% of the Market Price of the Company’s Common Stock on the date the Notice of Conversion is received by the Company. “Market Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) designated by the Holder (i.e. Bloomberg). A “Notice of Conversion” must be delivered to the Borrower by the Holder via facsimile or e-mail or courier.

2.3Upon the conversion of the Amount Due and Payable under this Note into the Shares as provided above in this Section 2, the Lender shall surrender this Note to the Company marked "paid in full," and upon such surrender the Company shall forthwith issue and deliver to the Lender, certificate(s) evidencing the Shares. No fractional share shall be issued upon such conversion. In lieu of any such fractional share, which would otherwise be issuable upon such conversion, the Company shall pay to the Lender a cash adjustment in respect thereof.

3. Prepayment. This Note may be prepaid in whole or in part at any time prior to the Maturity Date. Any payments received by the Lender on account of this Note shall be applied first to accrued and unpaid interest and then to the unpaid principal balance hereunder.

4.  Events of Default

4.1  The following shall constitute events of default (individually an "Event of Default")

                       (a) default in the payment, when due or payable, of an obligation to pay interest or principal under this Note, which default is not cured by payment in full of the amount due within thirty (30) days from the date that the Company receives notice of the occurrence of such default;

                       (b) filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy laws by or against the Company, which filing or proceeding, is not dismissed within ninety (90) days after the filing or commencement thereof; or

(c) failure of the Company to comply in any way with the terms, covenants or conditions contained in this Note.

            4.2If an Event of Default shall occur and be continuing, the Lender may, at its option, declare this Note to be immediately due and payable without further notice or demand, whereupon this Note shall become immediately due and payable without presentment, demand or protest, all of which are hereby waived by the Company.

5.     Covenant Regarding Dividends. While any principal amount of this Note is outstanding, the Company shall not, without the approval of the Lender, declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value (or pay into or set aside a sinking fund for such purpose) any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any subsidiary to do any of the foregoing, except that the subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company and except that nothing herein contained shall prevent the Company from:

                      (a) effecting a stock split or declaring or paying any dividend consisting solely of shares of any class of capital stock;

                      (b) complying with any specific provision of the terms of any class or series of the Company's preferred stock as may be designated from time to time (the "Preferred Stock"), relating to the payment of dividends, liquidation preferences and redemption payments on or with respect to such Preferred Stock;

                     (c) complying with the provisions of any anti-dilution protection afforded to shareholders of the company by agreement which dictates that additional shares of the Company's capital stock be issued to such shareholders in the event of certain issuances of such capital stock which are deemed to be dilutive; or

                     (d) repurchasing any shares of capital stock (or any rights, options or warrants to purchase such shares) owned by a director or an employee of the Company, which shares (or rights, options or warrants) are subject to an agreement approved by the Board of Directors of the company under which the Company has the right or obligation to repurchase the same in the event of termination of such employee's employment.

For purposes of clarification, the Company and the Lender acknowledge and agree that the provisions of this Section 5 shall immediately terminate upon the earlier of: (i) the payment in full of all obligations under this Note; or (ii) a conversion of the Amount Due and Payable under Section 2 of this Note.

6. Transfer of Note. This Note may not be transferred or assigned other than a transfer or assignment to an Affiliate of the Lender. As used herein, the term “Affiliate” means an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Lender.

7. Certain Waivers. The Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and any other formalities of any kind.

8. Amendment, Modification or Termination. This Note may only be modified, amended, or terminated (other than by payment in full) by an agreement in writing signed by the Company and the Lender. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Lender.

9. Sealed Instrument/Governing Law. This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of Nevada (excluding the laws and rules of law applicable to conflicts or choice of law).

       IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned, Medical Care Technologies Inc. on the day and in the year first above written.

MEDICAL CARE TECHNOLOGIES INC.

By:____________________________

       The foregoing Convertible Promissory Note is hereby accepted and agreed to by the undersigned on and as of the date first above written.

NOTEHOLDER

By:__________________________
     Noteholder